Exhibit 99.1

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty President and Chief Executive Officer (509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES RETIREMENT OF BOARD MEMBER

SPOKANE, WA – SEPTEMBER 2, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced the retirement of Gary M. Bolyard from its Board of Directors and the Board of Directors of its subsidiary, AmericanWest Bank, for health reasons.

Mr. Bolyard was elected to the AWBC Board in January of 2004 and served through August 2005. A retired banker with 39 years of experience, he served for 21 of those years as president of two banks, and as a director on eight bank boards.

“Gary Bolyard has served AmericanWest Bancorporation well and will be greatly missed,” Board Chairman Donald Swartz said. “Gary brought not only a great deal of valuable experience from a distinguished career in the industry, but also was an inspirational force and a good mentor at an important time for our company.”

At its meeting yesterday, at which Mr. Bolyard’s letter of resignation was accepted, the Board extended him its best wishes for the future and expressed its gratitude for his many contributions, stating that Mr. Bolyard brought to AmericanWest Bancorporation and AmericanWest Bank invaluable experience in and knowledge of the banking business, and contributed significantly to the Company.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.